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                    Exhibit Number                                   Description

                         5(w)                               Investment    Management   Agreement   between
                                                            Registrant  and  American  Skandia  Investment
                                                            Services,  Incorporated  for  the  AST  Putnam
                                                            Balanced Portfolio.

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                         INVESTMENT MANAGEMENT AGREEMENT

               THIS AGREEMENT is made this 15th day of October, 1996 by and between American Skandia Trust, a Massachusetts business trust (the "Fund"), and American Skandia Investment Services, Incorporated, a Connecticut corporation (the "Investment Manager");

                                W I T N E S E T H

               WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder; and

               WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"); and

               WHEREAS, the Fund and the Investment Manager desire to enter into an agreement to provide for the management of the assets of the AST Putnam Balanced Portfolio (the "Portfolio") on the terms and conditions hereinafter set forth.

               NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

               1. Management. The Investment Manager shall act as investment manager for the Portfolio and shall, in such capacity, manage the investment operations of the Portfolio, including the purchase, retention, disposition and lending of securities, subject at all times to the policies and control of the Fund's Board of Trustees. The Investment Manager shall give the Portfolio the benefit of its best judgments, efforts and facilities in rendering its services as investment manager.

               2. Duties of Investment Manager. In carrying out its obligation under paragraph 1 hereof, the Investment Manager shall:

                      (a) supervise and manage all aspects of the Portfolio's operations:

                      (b) provide the Portfolio or obtain for it, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Fund's Board of Trustees;

                      (c) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Portfolio's shareholders, reports to and filings with the Securities and Exchange Commission, state Blue Sky authorities and other applicable regulatory authorities;

                      (d) provide to the Board of Trustees of the Fund on a regular basis, written financial reports and analyses on the Portfolio's securities transactions and the operations of comparable investment companies;

                      (e)  obtain  and  evaluate pertinent information  about
significant   developments  and  economic, statistical  and  financial  data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolio, and whether concerning the individual issuers whose securities are included in the Portfolio or the activities in which they engage, or with respect to securities which the Investment Manager considers desirable for inclusion in the Portfolio;

                      (f) determine what issuers and securities shall be represented in the Portfolio's portfolio and regularly report them in writing to the Board of Trustees;

                      (g) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report in writing thereon to the Board of Trustees; and

                      (h) take, on behalf of the Portfolio, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

               3. Broker-Dealer Relationships. The Investment Manager is responsible for decisions to buy and sell securities for the Portfolio, broker-dealer selection, and negotiation of its brokerage commission rates. The Investment Manager shall determine the securities to be purchased or sold by the Portfolio pursuant to its determinations with or through such persons, brokers or dealers, in conformity with the policy with respect to brokerage as set forth in the Fund's Prospectus and Statement of Additional Information, or as the Board of Trustees may determine from time to time. Generally, the Investment Manager's primary consideration in placing Portfolio securities transactions with broker-dealers for execution is to obtain and maintain the availability of, execution at the best net price and in the most effective manner possible. The Investment Manager may consider sale of the shares of the Portfolio, subject to the requirements of best net price and most favorable execution.

               Consistent with this policy, the Investment Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolio on a continuing basis. Accordingly, the cost of the brokerage commissions to the Portfolio may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies and procedures as the Board of Trustees of the Fund may determine, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty solely by reason of its having caused the Portfolio to pay a broker or dealer that provides research services to the Investment Manager for the Portfolio's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager, determines in good faith that such amount of commission was reasonable in relation to the value of the research services provided by such broker, viewed in terms of either that particular transaction or the Investment Manager's ongoing responsibilities with respect to the Portfolio. The Investment Manager is further authorized to allocate the orders placed by it on behalf of the Portfolio to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Investment Manager. Such allocation shall be in such amounts and proportions as the Investment Manager shall determine and the Investment Manager will report on said allocations to the Board of Trustees of the Fund regularly as requested by the Board and, in any event, at least once each calendar year if no specific request is made, indicating the brokers to whom such allocations have been made and the basis therefor.

               4. Control by Board of Trustees. Any investment program undertaken by the Investment Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Fund.

               5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Investment Manager shall at all times conform to:

                      (a) all  applicable  provisions of the Investment Company
Act  and  Investment   Advisers  Act  and  any  rules  and  regulations  adopted
thereunder, as amended; and

                      (b) the provisions of the Registration Statements of the Fund under the Securities Act of 1933 and the Investment Company Act, including the investment objectives, policies and restrictions, and permissible investments specified therein; and

                      (c) the provisions of the Declaration of Trust of the Fund, as amended; and

                      (d) the provisions of the By-laws of the Fund, as amended; and

                      (e) any other applicable provisions of state and federal law.

               6. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Investment Manager as follows:

                      (a) The Investment Manager shall furnish, at its expense and without cost to the Fund, the services of a President, Secretary, and one or more Vice Presidents of the Fund, to the extent that such additional officers may be required by the Fund for the proper conduct of its affairs.

                      (b) The Investment Manager shall further maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraphs (f), (g) and (h) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Portfolio.

                      (c) Nothing in subparagraph (a) hereof shall be construed to require the Investment Manager to bear:

                      (i) any of the costs (including  applicable  office space, facilities and equipment) of the services of a principal financial officer of the Fund whose normal duties consist of maintaining the financial accounts and books and records of the Fund; including the reviewing of calculations of net asset value and preparing tax returns; or

                      (ii) any of the costs (including  applicable office space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer. Notwithstanding the obligation of the Fund to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the Investment Manager may pay the salaries, including any applicable employment or payroll taxes and other salary costs, of the principal financial officer and other personnel carrying out such functions and the Fund shall reimburse the Investment Manager therefor upon proper accounting.

                      (d) All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this paragraph 6. These expenses include but are not limited to brokerage commissions, legal, auditing, taxes or governmental fees, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of the Fund which inure to its benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

               7. Delegation of Responsibilities. Upon the request of the Fund's Board of Trustees, the Investment Manager may perform services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund and the Investment Manager's cost in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Investment Manager of any Fund expense that the Investment Manager is not required to pay or assume under this Agreement shall not relieve the Investment Manager of any of its obligations to the Fund nor obligate the Investment Manager to pay or assume any similar Fund expense on any subsequent occasion.

               8. Engagement of Sub-advisors and Broker-Dealers. The Investment Manager may engage, subject to approval of the Fund's Board of Trustees, and where required, the shareholders of the Portfolio, a sub-advisor to provide advisory services in relation to the Portfolio. Under such sub-advisory agreement, the Investment Manager may delegate to the sub-advisor the duties outlined in subparagraphs (e), (f), (g) and (h) of paragraph 2 hereof.

               9. Compensation. The Fund shall pay the Investment Manager in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly, of .75% of the average daily net assets of the Portfolio not in excess of $300 million; plus .70% of the Portfolio's average daily net assets in excess of $300 million.

               10. Expense Limitation. If, for any fiscal year of the Fund, the total of all ordinary business expenses of the Portfolio, including all investment advisory and administration fees but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, would exceed 1.25% of the average daily net assets of the Portfolio, the Investment Manager agrees to pay the Fund such excess expenses, and if required to do so pursuant to such applicable statute or regulatory authority, to pay to the Fund such excess expenses no later than the last day of the first month of the next succeeding fiscal year of the Fund. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the Fund's current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

               11. Non-Exclusivity. The services of the Investment Manager to the Portfolio are not to be deemed to be exclusive, and the Investment Manager shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Investment Manager may serve as officers or trustees of the Fund, and that officers or trustees of the Fund may serve as officers or directors of the Investment Manager to the extent permitted by law; and that the officers and directors of the Investment Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

               12. Term and Approval. This Agreement shall become effective on October 15, 1996 and shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

                      (a) (i) by the Fund's Board of Trustees or (ii) by the vote of a majority of the Portfolio's outstanding voting securities
(as defined in Section 2(a)(42) of the Investment Company Act); and

                      (b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Fund trustees), by votes cast in person at a meeting specifically called for such purpose.

               13. Termination. This Agreement may be terminated at any time without the payment of any penalty or prejudice to the completion of any transactions already initiated on behalf of the Portfolio, by vote of the Fund's Board of Trustees or by vote of a majority of the Portfolio's outstanding voting securities, or by the Investment Manager, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement automatically terminates in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

               14. Liability of Investment Manager and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Manager or any of its officers, trustees or employees, it shall not be subject to liability to the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

               15. Liability of Trustees and Shareholders. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Fund. Federal and state laws impose responsibilities under certain circumstances on persons who act in good faith, and therefore, nothing herein shall in any way constitute a waiver of limitation of any rights which the Fund or Investment Manager may have under applicable law.

               16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice, it is agreed that the address of the Fund shall be 126 High Street, Boston, Massachusetts, 02110, and the address of the Investment Manager shall be One Corporate Drive, Shelton, Connecticut 06484.

               17. Questions of  Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act, reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


                                      AMERICAN SKANDIA TRUST


Attest:                               By: ___________________________________
                                                 Gordon C. Boronow
___________________________________              Vice President



                                      AMERICAN SKANDIA INVESTMENT
                                      SERVICES, INCORPORATED


Attest:                               By: ___________________________________
                                            Thomas M. Mazzaferro
___________________________________         President & Chief Operating Officer


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